UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event reported): February 5, 2004.

ENCISION, INC.
(Exact name of Registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4828 Sterling Dr., Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 444-2600

Item 12.  Results of Operations and Financial Condition

On May 13, 2004, Encision Inc. issued a press release announcing if financial results for the fouth quarter ended March 31, 2004.  The text of the press release is set forth beginning on the following page.

Encision Reports FY 2004 Results

Boulder, Colorado, May 13, 2004 – Encision Inc. (Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, today reported financial results for its fiscal year ended March 31, 2004.

Revenue for the fiscal year ended March 31, 2004 of $7,286,000 represented a 7 percent increase over prior fiscal year’s revenue of $6,812,000.  Net income of $5,000 or $.00 per share for the current fiscal year compares to net income of $214,000 or $.04 per share for the prior fiscal year. Gross Profit Margin for FY 2004 was 59 percent, unchanged from the prior fiscal year.

The Company achieved net revenue for its fourth quarter ended March 31, 2004 of $1,913,000, a 0 percent increase over revenue of $1,904,000 for the quarter ended March 31, 2003.  The Company reported a net loss of $(65,000) or $(.01) per share for the current quarter which compares to a net income of $61,000 or $.01 per share for last year’s fourth quarter.  The net loss for the quarter included $50,000 in fees related to the initial listing of the Company’s common stock on the American Stock Exchange.

“Our operations and business model are performing as expected and the ongoing revenue in the installed base of customers continues at a solid pace,” stated James A. Bowman, President and CEO of Encision.  “Our biggest challenge is optimizing the independent sales rep network’s performance in converting new hospital customers.  While the challenges are significant, we converted forty-five new hospitals to our AEM surgical instruments in FY 2004 and we are focused on efforts to expand the effective coverage range for selling our proprietary technology to new hospital customers.”

“Approximately fifteen percent of the nation is adequately being covered by a focused sales rep and we are working to advance the capability of this network in FY 2005,” said Mr. Bowman.  “Included in the Company’s intended actions is a doubling of our sales management personnel to accelerate progress with the independent rep network.  An ongoing focus on sales training, an improved sales compensation program and aggressive marketing initiatives will also assist in generating market gains for our company and technology.”

“While the independent sales network has inherent challenges that we are working to improve, and which will take time to optimize, our patented technology continues to gain credibility in the market,” added Mr. Bowman.  “Recent endorsements of AEM technology by a hospital liability insurance carrier and a surgical standards publication give added indication that Encision’s patented AEM Surgical Instruments can change the market dynamics in minimally-invasive surgery.  Further traction and market gains can come with an improved sales network and broader marketing visibility.”

Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:                                 Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Results of Operations
(Unaudited)

	For Year Ended March 31,
	2004	2003

Net Revenue	$7,286,000	$6,812,000
Cost of Revenue	3,006,000	2,772,000
Gross Profit	4,280,000	4,040,000
Gross Margin	59%	59%
Operating Expenses	4,272,000	3,832,000
Operating Income	8,000	208,000
Net Income	$5,000	$214,000
Net Income per Share	$.00	$.04

	For Fourth Quarter Ended March 31,
	2004	2003

Net Revenue	$1,913,000	$1,904,000
Cost of Revenue	769,000	819,000
Gross Profit	1,144,000	1,085,000
Gross Margin	60%	57%
Operating Expenses	1,210,000	1,026,000
Operating (Loss) Income	(66,000)	59,000
Net (Loss) Income	$(65,000)	$61,000
Net (Loss) Income per Share	$(.01)	$.01

ENCISION INC.
Condensed Balance Sheets
(Unaudited)

	March 31, 2004	March 31, 2003

Cash and Cash Equivalents	$1,357,000	$586,000
Current Assets	3,432,000	2,524,000
Total Assets	3,884,000	2,933,000
Current Liabilities	839,000	927,000
Shareholders’ Equity	3,030,000	2,006,000
Total Liabilities and Shareholders’ Equity	$3,884,000	$2,933,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: May 19, 2004	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller Principal Accounting Officer